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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Stockholders
UTILX Corporation

We consent to the incorporation by reference in the Registration Statement of UTILX Corporation on Form S-8 (Reg. No. 33-83728 and Reg. No. 333-53349) and Form S-3 (Reg. No. 333-47113) of our report dated May 12, 1998, except as to the information presented in Note 8, for which the date is June 16, 1998, on our audits of the consolidated financial statements of UTILX Corporation as of March 31, 1998 and 1997 and for the three years in the period ended March 31, 1997, which report is included in this Annual Report on Form 10-K.

                                          COOPERS & LYBRAND L.L.P.


Seattle, Washington
June 19, 1998